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                         [LATHAM & WATKINS LETTERHEAD]

                                December 5, 2000

Tegal Corporation
2201 South McDowell Boulevard
Petaluma, California 94955

              Re:    Tegal Corporation
                     1,300,000 shares of Common Stock, par value $0.01 per share

Ladies & Gentlemen:

                  In connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,300,000 shares (the "Shares") of common stock, par value $0.01 per share, of Tegal Corporation, a Delaware Corporation (the "Company"), issuable under the Tegal Corporation Second Amended and Restated 1998 Equity Participation Plan (the "Equity Plan") and the Second Amended and Restated Option Plan for Outside Directors of Tegal Corporation (together with the Equity Plan, the "Plans") by the Company on Form S-8 filed with the Securities and Exchange Commission on December 4, 2000 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

                  In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and instruments as we have deemed necessary or appropriate for purposes of this opinion.

                  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

                  We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability
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Tegal Corporation
December 5, 2000
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thereto, or the effect thereon, of any other laws, or as to any matters of municipal law or the laws of any other local agencies within the state.

                  Subject to the foregoing, it is our opinion that the Shares to be issued under the Plans have been duly authorized, and upon the issuance and delivery of the Shares in the manner contemplated by the Plans, and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the Plans, including, without limitation, collection of required payment for the Shares, the Shares will be validly issued, fully paid and nonassessable.

                  This opinion is rendered only to you and is solely for your benefit in connection with the transactions covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation for any purpose, without our prior written consent. We consent to your filing this opinion as an exhibit to the Registration Statement.

                                              Very truly yours,


                                              /s/  Latham & Watkins